Exhibit 10.1

EXECUTION VERSION

MYLAN INC.

AMENDMENT TO SEVERANCE PLAN

In accordance with a resolution duly adopted by the Board of Directors of Mylan Inc., a Pennsylvania corporation (the “Company”), the transactions consummated pursuant to the Business Transfer Agreement and Plan of Merger, dated as of or following to the date hereof, by and among Abbott Laboratories, an Illinois corporation, the Company and the other parties thereto, as such agreement may be amended from time to time, shall not constitute a Change in Control for any purpose of the Mylan Inc. Severance Plan, as amended as of August 2009 (the “Plan”). All other provisions of the Plan, as amended by the foregoing, shall remain in full force and effect notwithstanding the adoption of this amendment.

IN WITNESS WHEREOF, the Company has executed this amendment as of the date indicated below.

MYLAN INC.,
by
/s/ Robert J. Coury
Name: Robert J. Coury
Title: Executive Chairman
Date: July 13, 2014

[Signature Page to Severance Plan Amendment]